UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 7, 2011

ZIOPHARM Oncology, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33038	84-1475672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 Avenue of the Americas 19th Floor New York, NY	10036
(Address of Principal Executive Offices)	(Zip Code)

(646) 214-0700
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01        Other Events.

On March 7, 2011, ZIOPHARM Oncology, Inc. (the “Company”) announced that it had entered into a License and Collaboration Agreement with Solasia Pharma K.K (“Solasia”).

Pursuant to the License and Collaboration Agreement  (the “Agreement”), the Company granted Solasia an exclusive license to develop and commercialize ZIOPHARM’s darinaparsin product (Zinapar™ or ZIO-101) in both intravenous and oral forms and related organic arsenic molecules, in all indications for human use in a pan-Asian/Pacific territory comprised of Japan, China, Hong Kong, Macau, Republic of Korea, Taiwan, Singapore, Australia, New Zealand, Malaysia, Indonesia, Philippines and Thailand.

As consideration for the license, the Company will receive an up-front payment of $5 million to be used exclusively for further clinical development of darinaparsin outside of the pan-Asian/Pacific territory, and will be entitled to receive additional payments of up to $32.5 million in development-based milestones and up to $53.5 million in sales-based milestones.  The Company will also be entitled to receive double digit royalty payments from Solasia based upon on net sales of licensed products in the applicable territories, once commercialized, and a percentage of sublicense revenues generated by Solasia.

The Agreement provides that Solasia will be responsible for the development and commercialization of darinaparsin in the pan-Asian/Pacific territory, subject to input from a joint steering committee of the parties intended to align a strategy for worldwide development. The Company anticipates that it will supply drug product for Solasia’s clinical trials at Solasia’s cost and the Company expects to be responsible for the expenses of scale up commercial production worldwide. The parties may also carry out future joint development activities under a cost sharing arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIOPHARM Oncology, Inc.

	By:	/s/ Richard Bagley
Date: March 7, 2011		Name: Richard Bagley
Title: President, Chief Operating Officer and Chief Financial Officer